EXHIBIT 99.1
WSI Industries
Net Income Up 56%
Sales up 28%
June 18, 2008—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported net sales of $6,703,000 for the third quarter of fiscal 2008 ended May 25, 2008, an increase of 28% as compared to the year-earlier quarter of $5,238,000. The Company posted net income of $357,000 or $.13 per share for the current quarter, compared to $229,000 or $.08 per share in the third quarter of fiscal 2007. Year-to-date sales in fiscal 2008 were up 38% vs. the prior year as sales increased to $19,099,000 from $13,807,000 a year ago. Year-to-date diluted earnings per share rose to $.42 vs. $.19 in the prior year or up 126%.
Michael J. Pudil, president and chief executive officer, commented: “We have been extremely busy with installing new equipment, new product startups, and with expansion of the facility. With these activities, we are again pleased to report outstanding growth in both sales and net income in our fiscal third quarter. Credit goes to all the dedicated employees at WSI.” Pudil continued: “Our diversification efforts, primarily in the energy business, continue to pay dividends as our fiscal third quarter did not have a single customer accounting for more than 50% of our total revenues. For those that have followed WSI throughout the years, this is indeed a very positive change.” Pudil concluded: “Fiscal 2008 has been a year of tremendous success for WSI and we look forward to continued growth.”
In keeping with its announced policy to reward its shareholders, the Company also announced today that its Board of Directors has declared a dividend of $.0375 per share. The dividend will be payable July 16, 2008 to holders of record on July 2, 2008.
WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics, aerospace and defense, energy, recreational vehicles, computers, small engines, marine, bioscience and instrumentation.
#  #  #
For additional information:
Michael J. Pudil (CEO) or Paul D. Sheely (CFO)
763/295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS            (Unaudited)
In thousands, except per share amounts

	Third quarter ended		Three quarters ended
	May 25,	May 27,	May 25,	May 27,
	2008	2007	2008	2007
Net Sales	$6,703	$5,238	$19,099	$13,807
Cost of products sold	5,498	4,249	15,410	11,336

Gross margin	1,205	989	3,689	2,471
Selling and administrative expense	597	583	1,824	1,555
Interest and other income	(16)	(14)	(164)	(64)
Interest and other expense	75	51	219	140

Profit from operations before income taxes	549	369	1810	840
Income taxes	192	140	633	319

Net earnings	$357	$229	$1,177	$521

Basic income per share	$0.13	$0.08	$0.43	$0.19

Diluted income per share	$0.13	$0.08	$0.42	$0.19

Weighted average number of common shares	2,764	2,707	2,741	2,691

Weighted average number of diluted shares	2,860	2,768	2,811	2,734
CONDENSED BALANCE SHEETS     (Unaudited)
In thousands

	May 25,	May 27,
	2008	2007
Assets:
Total Current Assets	$7,962	$5,904
Property, Plant, and Equipment, net	5,731	4,134
Intangible Assets	3,051	3,384

Total Assets	$16,744	$13,422

Liabilities and Shareholders’ Equity:
Total current liabilities	$3,806	$2,673
Long-term debt	4,077	3,056
Shareholders’ equity	8,861	7,693

Total Liabilities and Shareholders’ Equity	$16,744	$13,422